Exhibit 99.1

ACE Limited	PO Box HM 1015
ACE Global Headquarters	Hamilton HM DX
17 Woodbourne Avenue	Bermuda
Hamilton HM 08
Bermuda	441 295-5200 main
441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283

Media Contact:	Anna Lowry
(441) 278-6683

SUBSEQUENT EVENT LEADS TO RECOGNITION OF 2003 REALIZED GAIN

HAMILTON, Bermuda — March 5, 2004 — ACE Limited (NYSE: ACE) reported today that subsequent to its February 4, 2004 year-end earnings release and before the filing of its Annual Report on Form 10-K, the Company’s Financial Guaranty subsidiary terminated with the original counterparty a derivative contract, that resulted in an after tax realized gain of approximately $23.0 million, or $0.08 per diluted share. ACE will change its Mark to Market adjustment for this derivative contract in its 2003 Financial Services segment and consolidated financial statements, since this subsequent event provided additional information concerning the fair valuation of this derivative at the end of 2003. As a result of this transaction, realized gains for the fourth quarter and for the year totaled $128.0 million and $252.0 million respectively. Net income for the fourth quarter and for the year totaled $444.0 million and $1,417.0 million respectively.

Please refer to the ACE Financial Supplement December 31, 2003, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, financial guaranty portfolio, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_december_31_2003.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

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